EXHIBIT 99.1

S&W Announces Results for the First Quarter of Fiscal 2015

For Immediate Release
Company Contact: Matthew Szot, Chief Financial Officer S&W Seed Company Phone: (559) 884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: (602) 889-9700 sanw@lythampartners.com www.lythampartners.com

FIVE POINTS, California - November 11, 2014 - S&W Seed Company (Nasdaq: SANW) today announced financial results for its first quarter of fiscal year 2015 ended September 30, 2014.

Quarterly Results
For the first fiscal quarter ended September 30, 2014, S&W reported revenues of $8.2 million, slightly above previously announced guidance, versus $12.4 million in the comparable period of 2013. Revenue during the quarter was impacted by reduced orders from the Middle East as a result of sales into the region by other sellers of lower-priced seed from the robust 2013 Australian harvest and by the continued economic crisis in Argentina which caused seed normally destined for that country to be diverted to the Middle East, further impacting the market. The company expects sales to increase in the Middle East as the supply of the lower-priced seed diminishes.

Gross margins during the first quarter were 16.1% compared to gross margins of 18.6% in last year's first quarter. The decrease in gross profit margins can be attributed to a change in sales mix for the quarter which resulted in an increased percentage of lower priced and slower moving seed sold and resulting lower concentration of our highest margin products sold.  There will continue to be quarterly fluctuations in gross profit margins based on revenue mix, but the company anticipates that gross margins in our core business will improve in fiscal year 2015 as compared to fiscal year 2014 as we execute on our strategy of creating special blends of seed that are optimized to create strong performance at an attractive sales price to the customer but at a lower cost to S&W than competing products.

Selling, general and administrative expenses ("SG&A") for the first quarter totaled $1.8 million compared to $1.6 million for the comparable period of the prior year. The increase in SG&A expense versus the prior year was due to increased expenses associated with a potential acquisition.

Net loss for the first quarter of fiscal 2015 totaled $(874,000), or $(0.08) per basic and diluted common share, compared to net income of $41,000, or $0.00 per basic and diluted common share, during the first quarter of last year.

Adjusted EBITDA, a non-GAAP metric (see Table A), for the first quarter of fiscal 2015 decreased to a loss of $479,000 compared to positive Adjusted EBITDA of  $695,000 in the first quarter of last fiscal year.

Outlook
Based upon the evaluation of information currently available to management, the company estimates revenues for the second quarter of fiscal year 2015 ended December 31, 2014 to be approximately $12 million. While markets remain dynamic and quarterly variation should be expected, management's goal is approximately 10% organic revenue growth in fiscal 2015.

Management Discussion
Mark Grewal, president and chief executive office of S&W Seed Company, commented, "As we discussed last quarter, order delays from Middle Eastern customers had what we think is a transient impact on our first quarter. The robust supply of seed from the 2013 Australia harvest, coupled with the economic crisis in Argentina, diverted greater quantities of lower priced seed to certain key markets longer than anticipated.  We believed that this lower priced seed, much of it lower quality, would work its way through the market in the fourth quarter of fiscal 2014. It now appears that this will more likely occur in the second or third quarters of our fiscal 2015. While these market disruptions certainly have an impact on our short-term performance and can cause quarter-to-quarter variation, we believe that the actions that we have taken over the last couple of years to be a preeminent supplier to the alfalfa seed market will pay off nicely as Saudi Arabia,  Argentina and others markets return to more normal patterns."

Matthew Szot, chief financial officer of S&W Seed Company, commented, "Gross margins during the first quarter were negatively impacted by overall revenues that included a greater percentage of lower margin seed. We expect that as the markets return to more traditional patterns, and our revenue mix normalizes, we will recognize the benefits of our initiatives to increase gross margins. These initiatives should yield  year-over-year improvements that are a key driver to  improved profitability. We continue to manage our balance sheet with the orderly collection of our receivables and inventory balances consistent with our expectations of growth.   With working capital of $20.5 million and a tangible book value of $31.2 million, we believe we continue to be in a good position to capitalize on opportunities going forward."

Mr. Grewal concluded, "While there is still much work that needs to be done and near-term market factors at play that have created near-term impediments, a lot has been accomplished to build a leadership position in the alfalfa seed industry for many years to come. We have done a good job of increasing our seed production capabilities with strong geographic diversification into the Imperial Valley, Australia and Canada. We are expanding our product capabilities to include not only non-dormant, but also dormant alfalfa seed production with a strong product development pipeline to include tropical varieties, and are pursuing multiple biotech initiatives.   We are also expanding our distribution capabilities through both expanded supplier agreements and joint ventures which should provide us with added diversification in the future to avoid the reliance that we have on certain key markets. While there is certainly a frustration with the near-term market dynamics, we are dedicated to doing everything we can do maximize the results of S&W as we return to more normal levels."

Conference Call
S&W Seed Company has scheduled a conference call for today, Tuesday, November 11, 2014, at 4:30pm ET (1:30pm PT) to review the results of its most recent quarter. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors.  A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10055328. A webcast replay will be available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors for 30 days.

Non-GAAP Measurements
This press release includes certain financial information which constitutes "non-GAAP financial measures" as defined by the SEC.  A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today's press release.  EBITDA and Adjusted EBITDA are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of S&W's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of S&W's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

About S&W Seed Company
Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the Central Valley of California. The company is the largest producer of non-dormant, alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valleys of California, as well as in Southern Australia. The company has worldwide sales and distribution through both a direct sales force as well as dealer-distributors.  The company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials.  Additionally, the company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf.  Stevia is an all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and in other filings made by the company with the Securities and Exchange Commission.

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2014	2013

Revenue	$8,164,234	$12,378,586

Cost of revenue	6,850,442	10,071,006

Gross profit	1,313,792	2,307,580

Operating expenses
Selling, general and administrative expenses	1,788,425	1,594,203
Research and development expenses	223,359	233,639
Depreciation and amortization	319,759	314,454

Total operating expenses	2,331,543	2,142,296

Income (loss) from operations	(1,017,751)	165,284

Other expense
Foreign currency (gain) loss	47,741	(33,985)
Interest expense, net	246,650	136,998

Income (loss) before income tax expense (benefit)	(1,312,142)	62,271
Income tax expense (benefit)	(437,827)	21,062
Net income (loss)	$(874,315)	$41,209

Net income (loss) per common share:
Basic	$(0.08)	$0.00
Diluted	$(0.08)	$0.00

Weighted average number of common shares outstanding:
Basic	11,625,115	11,563,452
Diluted	11,625,115	11,854,685

Table A

S&W SEED COMPANY
(A NEVADA CORPORATION)
ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) AND NON-GAAP ADJUSTED EBITDA

	Three Months Ended
	September 30,
	2014	2013

Net income (loss)	$(874,315)	$41,209

Depreciation and amortization	319,759	314,454

Non-cash stock based compensation	219,012	215,026

Foreign currency (gain) loss	47,741	(33,985)

Interest expense, net	246,650	136,998

Income tax expense (benefit)	(437,827)	21,062

Non-GAAP Adjusted EBITDA	$(478,980)	$694,764

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2014	2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,314,780	$1,167,503
Accounts receivable, net	21,492,373	24,255,596
Inventories, net	29,050,403	28,485,584
Prepaid expenses and other current assets	384,131	230,907
Deferred tax asset	1,293,747	1,300,665
TOTAL CURRENT ASSETS	54,535,434	55,440,255

Property, plant and equipment, net of accumulated depreciation	10,400,311	10,356,809
Goodwill	4,678,818	4,939,462
Other intangibles, net	13,633,946	14,590,771
Crop production costs, net	2,671,114	1,952,100
Deferred tax asset - long term	1,960,042	1,666,488
Other asset - long term	359,507	354,524
TOTAL ASSETS	$88,239,172	$89,300,409

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$13,439,282	$15,026,669
Accounts payable - related parties	2,526,426	1,053,874
Accrued expenses and other current liabilities	462,697	818,730
Working capital lines of credit	17,334,726	15,888,640
Foreign exchange contract liability	65,768	-
Current portion of long-term debt	212,606	267,764
TOTAL CURRENT LIABILITIES	34,041,505	33,055,677

Non-compete payment obligation, less current portion	150,000	150,000
Other non-current liabilities	21,722	21,108
Deferred tax liability - non-current	98,892	106,758
Long-term debt, less current portion	4,437,098	4,452,631

TOTAL LIABILITIES	38,749,217	37,786,174

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized;
11,674,447 issued and 11,649,447 outstanding at September 30, 2014;
11,665,093 issued and 11,640,093 outstanding at June 30, 2014	11,675	11,666
Treasury stock, at cost, 25,000 shares at September 30, 2014 and June 30, 2014	(134,196)	(134,196)
Additional paid-in capital	55,313,934	55,121,876
Retained earnings (deficit)	(2,690,659)	(1,816,344)
Other comprehensive income	(3,010,799)	(1,668,767)
TOTAL STOCKHOLDERS' EQUITY	49,489,955	51,514,235
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$88,239,172	$89,300,409

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(874,315)	$41,209
Adjustments to reconcile net income (loss) from operating activities to net cash used in operating activities
Stock-based compensation	219,012	215,026
Depreciation and amortization	319,759	314,454
Change in foreign exchange contracts	69,786	(525,726)
Amortization of debt discount	13,036	12,754
Changes in:
Accounts receivable	2,077,130	(42,468)
Inventories	(1,624,020)	(2,079,229)
Prepaid expenses and other current assets	(147,782)	41,585
Crop production costs	(719,014)	(819,773)
Deferred tax asset	(293,554)	(92,110)
Accounts payable	(809,065)	(3,469,146)
Accounts payable - related parties	1,462,997	412,530
Accrued expenses and other current liabilities	(350,100)	(102,365)
Other non-current liabilities	2,302	(98,617)
Net cash used in operating activities	(653,828)	(6,191,876)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(149,850)	(89,839)
Investment in Bioceres	(4,983)	-
Net cash used in investing activities	(154,833)	(89,839)

CASH FLOWS FROM FINANCING ACTIVITIES
Common stock repurchased	-	(21,785)
Taxes paid related to net share settlements of stock-based compensation awards	(26,945)	(141,458)
Borrowings and repayments on lines of credit, net	2,090,978	(115,974)
Repayments of long-term debt	(83,727)	(82,910)
Net cash provided by (used in) financing activities	1,980,306	(362,127)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(24,368)	(2,963)

NET INCREASE (DECREASE) IN CASH	1,147,277	(6,646,805)

CASH AND CASH EQUIVALENTS, beginning of the period	1,167,503	11,781,074

CASH AND CASH EQUIVALENTS, end of period	$2,314,780	$5,134,269